                                                                     Exhibit 4.2


               FIRST SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of December 22, 2005, between D-R Steam LLC (the "New Guarantor"), a subsidiary of Dresser-Rand Group Inc., a Delaware corporation (the "Company"), the existing Guarantors listed on the signature page to the Indenture (as defined below) (the "Existing Guarantors") and Citibank, N.A., as trustee under the Indenture referred to below (the "Trustee").


                              W I T N E S S E T H :


               WHEREAS, the Company and the Existing Guarantors have heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the "Indenture"), dated as of October 29, 2004, providing for the issuance of 7?% Senior Subordinated Notes due 2014 (the "Notes");

               WHEREAS, Section 4.17 of the Indenture provides that under certain circumstances the New Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all of the Company's Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the "Note Guarantee"); and

               WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Company and the Existing Guarantors are authorized to execute and deliver this Supplemental Indenture.


               NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:


               1. DEFINED TERMS. Defined terms used herein without definition shall have the meanings assigned to them in the Indenture.

               2. AGREEMENT TO INDENTURE. The New Guarantor hereby agrees, jointly and severally with all Existing Guarantors, to provide an unconditional guarantee on the terms and subject to the conditions set forth in Article 11 of the Indenture and to be bound by all other applicable provisions of the Indenture, including the provisions relating to the subordination of such guarantee set forth in Article 11, and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.

               3. NO RECOURSE AGAINST OTHERS. No past, present or future director, manager, officer, employee, incorporator, stockholder or member of the Company, any parent entity of the Company or any Subsidiary, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

               4. NOTICES. All notices or other communications to the New Guarantor shall be given as provided in Section 13.02 of the Indenture.

               5. RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURES PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

               6. GOVERNING LAW. THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

               7. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

               8. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not effect the construction thereof.

               9. TRUSTEE MAKES NO REPRESENTATION. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

               IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: December 22, 2005


DRESSER-RAND GROUP LLC                  D-R STEAM LLC

By: /s/ Elizabeth C. Powers             By: /s/ Elizabeth C. Powers
    ---------------------------------      ---------------------------------
Name:   Elizabeth C. Powers             Name:   Elizabeth C. Powers
Title:  Vice President and Chief        Title:  Vice President -- Treasurer
          Administrative Officer

                                        CITIBANK, N.A.
DRESSER-RAND LLC                              as Trustee

By: /s/ Elizabeth C. Powers             By: /s/ Louis Piscitelli
    ---------------------------------       --------------------------------
Name:   Elizabeth C. Powers             Name:   Louis Piscitelli
Title:  Secretary                       Title:  Vice President


DRESSER-RAND POWER LLC

By: /s/ B.W. Dickson
    ---------------------------------
Name:   B.W. Dickson
Title:  President


DRESSER-RAND COMPANY


By: /s/ Elizabeth C. Powers
    ---------------------------------
Name:   Elizabeth C. Powers
Title:  Secretary


DRESSER-RAND GLOBAL SERVICES, LLC


By: /s/ Talbot A. Lancaster
    ---------------------------------
Name:   Talbot A. Lancaster
Title:  Vice President Treasurer